Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635   bartoncpafirm.com  Cypress, Texas

July 8, 2026

U.S. Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

RE: BESTGOFER, INC. File No.: 000-56485

We have read the statements under item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We agree with the statements pertaining to us.

/s/ Barton CPA PLLC

Barton CPA PLLC

Cypress, Texas